UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )
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Cape Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
Proxy Statement
2011 ANNUAL MEETING OF STOCKHOLDERS
WHO CAN VOTE AND HOW TO VOTE
REVOCATION OF PROXIES
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
PROPOSAL I — ELECTION OF DIRECTORS
PROPOSAL II—ADVISORY VOTE ON EXECUTIVE COMPENSATION
CAPE BANCORP, INC.’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION OF CAPE’S NAMED EXECUTIVE OFFICERS
PROPOSAL III—ADVISORY VOTE ON THE FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES
CAPE BANCORP, INC.’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF ANNUAL SAY-ON-PAY STOCKHOLDER VOTES
PROPOSAL IV — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING
STOCKHOLDER PROPOSALS
OTHER MATTERS
MISCELLANEOUS

[CAPE BANCORP LOGO]
March 23, 2011
Dear Stockholder:
We cordially invite you to attend the 2011 Annual Meeting of Stockholders of Cape Bancorp, Inc., the parent company of Cape Bank. The Annual Meeting will be held at The Cape Bank Conference Center, located at 211 North Main Street, Cape May Court House, New Jersey 08210, at 10:00 a.m., local time, on April 26, 2011.
The enclosed Notice of Annual Meeting and Proxy Statement describes the formal business to be transacted. During the Annual Meeting we will also report on the operations of Cape Bancorp, Inc. and Cape Bank. Our directors and officers will be present to respond to any questions that stockholders may have.
The business to be conducted at the Annual Meeting includes the election of four directors, an advisory vote to approve the executive compensation paid to our named executive officers, an advisory vote on the frequency of stockholder voting on executive compensation and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011.
Our Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interests of Cape Bancorp, Inc. and its stockholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” each of the nominees for director listed in the Proxy Statement, “FOR” approval on an advisory basis of the executive compensation paid to our named executive officers, “FOR” approval of an annual advisory vote on executive compensation, and “FOR” ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2011.
Also enclosed for your review is our Annual Report on Form 10-K for the year ended December 31, 2010, which contains detailed information concerning our activities and operating performance. On behalf of the Board of Directors, we urge you to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. Voting in advance of the Annual Meeting will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.
Sincerely,

/s/ Michael D. Devlin Michael D. Devlin
President and Chief Executive Officer

CAPE BANCORP, INC.
225 North Main Street
Cape May Court House, New Jersey 08210
(609) 465-5600
NOTICE OF
2011 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 26, 2011
Notice is hereby given that the 2011 Annual Meeting of Stockholders of Cape Bancorp, Inc. will be held at The Cape Bank Conference Center, 211 North Main Street, Cape May Court House, New Jersey 08210, on April 26, 2011 at 10:00 a.m., local time.
A Proxy Card and a Proxy Statement for the Meeting are enclosed.
The Meeting is for the purpose of considering and acting upon:
1.	The election of four directors;

2.	An advisory vote to approve the executive compensation paid to our named executive officers;

3.	An advisory vote on the frequency of stockholder voting on executive compensation;

4.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011; and
such other matters as may properly come before the Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Meeting.
Any action may be taken on the foregoing proposal at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Stockholders of record at the close of business on March 9, 2011, are the stockholders entitled to vote at the Meeting, and any adjournments thereof.
EVEN IF YOU DO NOT PLAN TO ATTEND THE MEETING, YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WE URGE YOU TO VOTE BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY THAT YOU GIVE MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. YOU MAY REVOKE A PROXY BY FILING WITH THE SECRETARY OF CAPE BANCORP, INC. A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE PERSONALLY AT THE MEETING.

By Order of the Board of Directors
/s/ Joan B. Ditmars
Joan B. Ditmars
Corporate Secretary

Cape May Court House, New Jersey
March 23, 2011
A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2011—THIS PROXY STATEMENT AND CAPE BANCORP INC.’S 2010 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE AT www.cfpproxy/6370.

Proxy Statement
CAPE BANCORP, INC.
225 North Main Street
Cape May Court House, New Jersey 08210
(609) 465-5600
2011 ANNUAL MEETING OF STOCKHOLDERS
April 26, 2011
This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Cape Bancorp, Inc. to be used at the 2011 Annual Meeting of Stockholders of Cape Bancorp, Inc., which will be held at The Cape Bank Conference Center, 211 North Main Street, Cape May Court House, New Jersey 08210, on April 26, 2011, at 10:00 a.m., local time, and all adjournments of the annual meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about March 23, 2011.
WHO CAN VOTE AND HOW TO VOTE
Holders of record of our shares of common stock, par value $0.01 per share, as of the close of business on March 9, 2011 are entitled to one vote for each share then held. As of March 9, 2011, there were 13,313,521 shares of common stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present.
You may vote your shares by completing and signing the enclosed Proxy Card and returning it in the enclosed postage-paid envelope or by attending the Annual Meeting. You should complete and return the Proxy Card accompanying this document to ensure that your vote is counted at the Annual Meeting, regardless of whether you plan to attend. If you return an executed Proxy Card without marking your instructions, your executed Proxy Card will be voted “FOR” the election of the four nominees for director, “FOR” approval of the executive compensation paid to our named executive officers, “FOR” approval of an annual advisory vote on executive compensation, and “FOR” the ratification of the appointment of KPMG, LLP as Cape Bancorp, Inc.’s independent registered public accounting firm for the year ending December 31, 2011.
Stockholders of record can vote in person at the Annual Meeting. If a broker holds your shares in street name, then you are not the stockholder of record and you must ask your broker how you can vote in person at the Annual Meeting.
The Board of Directors is currently unaware of any other matters that may be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, Cape Bancorp, Inc. intends that shares represented by properly submitted proxies will be voted, or not voted, by the persons named as proxies in the Proxy Card in their best judgment.
REVOCATION OF PROXIES
Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. Proxies solicited on behalf of our Board of Directors will be voted in accordance with the directions given thereon. You may vote by signing and returning your Proxy Card to Cape Bancorp, Inc.
Proxies may be revoked by sending written notice of revocation to the Corporate Secretary of Cape Bancorp, Inc., Joan B. Ditmars, at the address shown above or by returning a duly executed proxy bearing a later date by mail. The presence at the annual meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the annual meeting or delivers a written revocation to the Secretary prior to the voting of such proxy.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
Persons and groups who beneficially own in excess of 5% of our shares of common stock are required to file certain reports with the Securities and Exchange Commission regarding such ownership pursuant to the Securities Exchange Act of 1934. The following table sets forth, as of March 9, 2011, the shares of our common stock beneficially owned by each person known to us who was the beneficial owner of more than 5% of the outstanding shares of our common stock.

	Amount of Shares
	Owned and Nature	Percent of Shares
Name and Address of	of Beneficial	of Common Stock
Beneficial Owners	Ownership (1)	Outstanding

Sy Jacobs(2)	1,317,899	9.9
One Fifth Avenue New York, New York 10003

Wellington Management Company, LLP(3)	1,212,202	9.1
75 Boston Street Boston, MA 02109

Patriot Financial Partners, GP, LLC(4)	1,138,505	8.6
Cira Centre 2929 Arch Street, 27th Floor Philadelphia, PA 19104

Cape Bank (5)	1,056,250	8.0
Employee Stock Ownership Plan 225 North Main Street Cape May Court House, New Jersey 08210

(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.

(2)	Based on a Schedule 13G filed jointly on February 14, 2011 by Sy Jacobs, Jacobs Asset Management, LLC, a Delaware limited liability company, JAM Managers, L.L.C., a Delaware limited liability company and JAM Partners, LP, a Delaware limited partnership company, the 1,317,899 shares listed is presumed to include all of the shares jointly owned by these parties.

(3)	Based on a Schedule 13G/A filed by Wellington Management, LLP on February 14, 2011, a Massachusetts limited liability company.

(4)	Based on a Schedule 13D/A filed jointly on November 12, 2009 by Patriot Financial Partners, GP, LLC, a Delaware limited liability company, Patriot Financial Partners Parallel, L.P., a Delaware limited partnership company and Patriot Financial Partners GP, L.P. a Delaware limited partnership company, the 1,138,505 shares listed is presumed to include all of the shares jointly owned by these parties. The Schedule 13D/A filed on November 12, 2009 reported 1,032,105 shares, another 106,400 shares were purchased after the filing bringing the total shares purchased to date 1,138,505.

(5)	Based on a Schedule 13G/A filed by Cape Bank Employee Stock Ownership Plan Trust on February 9, 2011, a New Jersey Trust.
Participants in the Cape Bank ESOP or 401(k) Plan
If you participate in the Cape Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold Cape Bancorp common stock through the Cape Bank Employees’ Savings & Profit Sharing Plan (the “401(k) Plan”), you will receive vote authorization forms for the plans that reflect all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of Cape Bancorp common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to provide instructions for all shares credited to his or her 401(k) Plan account and held in the Cape Bancorp, Inc. Stock Fund. Shares for which no voting instructions are given or for which instructions were not timely received will be voted in the same proportion as shares for which voting instructions were received. The deadline for returning your voting instructions is April 19, 2011.

PROPOSAL I — ELECTION OF DIRECTORS
Our Board of Directors consists of 11 members. Our bylaws provide that our Board of Directors shall be divided into three classes, and one class of directors is to be elected annually. Our directors are generally elected to serve for a three-year period, or a shorter period if the director is elected to fill a vacancy, and until their respective successors shall have been elected and shall qualify. Four directors will be elected at the annual meeting and will serve until their successors have been elected and qualified. The Nominating Committee has nominated Agostino R. Fabietti, Roy Goldberg, Joanne D. Kay and James J. Lynch to serve as directors for three-year terms. Each of the nominees is currently a member of the Board of Directors.
On February 21, 2011, Director Louis H. Griesbach, Jr. announced that he will retire from the Board of Directors of Cape Bancorp, Inc. effective as of the 2011 Annual Meeting of Stockholders. There have been no disagreements between Director Griesbach and Cape Bancorp, Inc. on any matter relating to operation, policies or practices. Effective as of the date of the 2011 Annual Meeting of Stockholders, the number of members comprising the Board of Directors will be reduced from twelve to eleven.
The following table sets forth certain information regarding the composition of our Board of Directors as of March 9, 2011, including the terms of office of Board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the annual meeting for the election of the nominees identified below. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

					Shares of Common
		Positions	Director	Current Term	Stock Beneficially		Percent
Name (1)	Age	Held in Cape Bancorp, Inc.	Since (2)	to Expire	Owned (3)		of Class

NOMINEES

Agostino R. Fabietti	66	Director	2008	2011	91,071	(4)	*
Roy Goldberg	55	Director	2010	2011	2,168	(5)	*
Joanne D. Kay	65	Director	2002	2011	8,375	(6)	*
James J. Lynch	61	Director	2009	2011	1,139,880	(7)	8.6%

DIRECTORS CONTINUING IN OFFICE

Mark A. Benevento	51	Director	2010	2012	12,847	(8)
Michael D. Devlin	61	Director and Chief Executive Officer/ President	2008	2012	167,661	(9)	1.3%
Robert F. Garrett, III	73	Chairman	1974	2012	29,075	(10)	*
Matthew J. Reynolds	40	Director	2004	2012	23,825	(11)	*
Frank J. Glaser	62	Director	2006	2013	11,375	(12)	*
David C. Ingersoll, Jr.	64	Director	1977	2013	37,375	(13)	*
Thomas K. Ritter	55	Director	2008	2013	241,964	(14)	1.8%

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Guy Hackney	56	Executive Vice President/Chief Financial Officer			22,011	(15)	*
Robert J. Boyer	58	Executive Vice President/Chief Operating Officer			53,396	(16)	*
Michele Pollack	49	Executive Vice President/Chief Lending Officer			0		*
James F. McGowan, Jr.	64	Executive Vice President/Chief Credit Officer			0		*

*	Less than 1% of the 13,313,521 shares of the outstanding Cape Bancorp, Inc. common stock.

(1)	The mailing address for each person listed is 225 North Main Street, Cape May Court House, New Jersey 08210.

(2)	Includes service on the board of Cape Bank.

(3)	See definition of “beneficial ownership” in the table in “Voting Securities and Principal Holders Thereof.”

(4)	Includes 71,696 shares held by Mr. Fabietti’s spouse, 5,000 shares held in an individual retirement account and 1,375 shares of restricted stock held by Mr. Fabietti under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.

(5)	Includes 945 shares held by Mr. Goldberg’s daughter and 223 shares held by Mr. Goldberg’s son.

(6)	Includes 1,000 shares held by Ms. Kay’s company profit sharing plan and 1,375 shares of restricted stock held by Ms. Kay under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.

(7)	Includes 1,138,505 shares held in a partnership in which Mr. Lynch is a member and 1,375 shares of restricted stock held by Mr. Lynch under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.

(8)	Includes 5,865 held by Mr. Benevento’s spouse and 6,982 shares held by Mr. Benevento in an individual retirement account.

(9)	Includes 24,568 shares held by Mr. Devlin’s spouse, 4,500 shares held by Mr. Devlin’s daughters, 26,507 shares held by Mr. Devlin in an individual retirement account, 14,486 shares held by Mr. Devlin in a Cape Bank 401(k) plan and 3,675 shares held by Mr. Devlin in a Cape Bank Employee Stock Ownership Plan.

(10)	Includes 26,000 shares held by Mr. Garrett in an individual retirement account, 200 shares held by Mr. Garrett’s daughter, 1,000 shares held by trust and 1,375 shares of restricted stock held by Mr. Garrett under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.

(11)	Includes 7,250 shares held by Mr. Reynold’s company 401(k) plan, 4,000 shares held by Mr. Reynolds in an individual retirement account and 1,375 shares of restricted stock held by Mr. Reynolds under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.

(12)	Includes 5,000 shares held by Mr. Glaser in an individual retirement account, 5,000 shares owned by a company controlled by Mr. Glaser and 1,375 shares of restricted stock held by Mr. Glaser under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.

(13)	Includes 1,375 shares of restricted stock held by Mr. Ingersoll under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.

(14)	Includes 158,200 shares held by Mr. Ritter’s spouse, 75,000 shares owned by a company controlled by Mr. Ritter and 1,375 shares of restricted stock held by Mr. Ritter under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.

(15)	Includes 3,206 shares held by Mr. Hackney in an individual retirement account, 11,205 shares held by Mr. Hackney in a Cape Bank 401(k) plan and 3,067 shares held by Mr. Hackney in a Cape Bank Employee Stock Ownership Plan.

(16)	Includes 14,000 shares held by Mr. Boyer’s spouse, 1,000 shares by Mr. Boyer’s son, 1,000 shares held by Mr. Boyer’s daughter, 1,000 shares held by Mr. Boyer’s stepson, 2,925 shares held by Mr. Boyer in a Cape Bank 401(k) plan and 3,471 shares held in a Cape Bank Stock Ownership Plan.
Directors
The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company beginning in 2011.
Mark A. Benevento has served as a director since August 16, 2010, previously serving as a director of Boardwalk Bancorp, Inc. and Boardwalk Bank since 2002 until the merger with Cape Bancorp, Inc. and Cape Bank. Mr. Benevento serves as President and owner of Greate Bay Golf Club located in Somers Point, New Jersey and Sports Development, Inc., a company that owns and operates family entertainment centers in South Jersey. He is also President and owner of Torma Management, Inc., a general contractor and construction company. Mr. Benevento’s experience managing a local business and prior experience as a director of a financial institution brings valuable insight to the Board of Directors.
Michael D. Devlin has served as a director since January 31, 2008 and President and Chief Executive Officer since January 27, 2009. Mr. Devlin was Executive Vice President/Chief Operating Officer since January 31, 2008, having served as the Chairman, President and Chief Executive Officer of Boardwalk Bancorp, Inc. and Boardwalk Bank since 1999 until the merger with Cape Bancorp, Inc. and Cape Bank. Mr. Devlin currently serves as a member of the Board of Directors of Marquette National Corporation, a bank holding company based in Chicago, Illinois. He also is a member of the advisory board for Jewish Family Services of Margate and serves as a board member of Gilda’s Club in Linwood. Mr. Devlin brings extensive banking and management expertise to the Board of Directors.
Agostino R. Fabietti has served as a director since January 31, 2008, previously serving as a director of Boardwalk Bancorp, Inc. and Boardwalk Bank since 1999. He is a principal of Fabietti, Hale and Associates, a regional accounting firm which provides accounting and financial services to businesses, professional corporations and individuals. Mr. Fabietti oversees 10 professionals at Fabietti, Hale and Associates. Mr. Fabietti is a certified public accountant and his background in public accounting enhances the board of director’s oversight of financial reporting and its relationship with its independent public accounting firm. Mr. Fabietti will become Chairman of the Board of Directors effective April 26, 2011.
Robert F. Garrett, III has served as Chairman of the Board of Cape Bank since 1996 and as a director since 1974. Mr. Garrett is a practicing attorney and partner with the law firm of Loveland and Garrett, headquartered in Ocean City, New Jersey. His knowledge of trusts, estates and real estate law provides the Board of Directors an important perspective on these matters. Mr. Garrett currently is and has been for many years Chair of the New Lisbon Developmental Center and also serves on the Board of Shore Memorial Hospital. Mr. Garrett will retire as Chairman of the Board of Directors effective April 26, 2011, but will remain as a member of the Board of Directors.

Frank J. Glaser has served as a director of Cape Bank since 2006. Mr. Glaser is the President and owner of James Candy Company, a retail, manufacturing and mail order business headquartered in Atlantic City, New Jersey. Mr. Glaser’s experience managing a local business and his knowledge of the local business markets provides the Board of Directors a unique perspective.
Roy Goldberg has served as a director since August 16, 2010, previously serving as a director of Boardwalk Bancorp, Inc. and Boardwalk Bank since 1999 until the merger with Cape Bancorp, Inc. and Cape Bank. He is President and Chief Executive Officer of Gold Transportation Services which has assumed the leadership position as the premier supplier of air transportation services to the Atlantic City, New Jersey casino industry. Mr. Goldberg brings extensive knowledge of the local community to the Board of Directors.
David C. Ingersoll, Jr. has served as a director of Cape Bank since 1977. Mr. Ingersoll is the owner and President of Ingersoll-Greenwood, a funeral home located in North Wildwood, New Jersey. Mr. Ingersoll has extensive knowledge of the local markets and communities served by Cape Bank.
Joanne D. Kay has served as a director of Cape Bank since 2002. Ms. Kay is a practicing attorney and partner with the law firm of Kay & Kay, headquartered in Wildwood, New Jersey. Ms. Kay’s practice focuses on wills, estates, probate, inheritance and estate tax matters, which provides the board of director’s additional insights into these business activities.
James J. Lynch is a managing partner of Patriot Financial Partners, a firm focused on investing in community banks, headquartered in Philadelphia, Pennsylvania. He previously served as Vice Chairman of Sovereign Bancorp and Chief Executive Officer of the Mid-Atlantic Division for Sovereign Bank. He also served in the positions of Chairman, President, and Chief Executive Officer of Fleet Bank of Pennsylvania, President and Chief Executive Officer of Summit Bank of Pennsylvania and Chairman, President and Chief Executive Officer of Prime Bank. Mr. Lynch was appointed a director of the Company on February 23, 2009. Mr. Lynch has considerable experience in and knowledge of the capital markets, as well as significant executive level banking experience, which is valuable to the Board of Directors in its assessment of Cape Bancorp’s sources and uses of capital.
Matthew J. Reynolds has served as a director of Cape Bank since 2004. Mr. Reynolds is a Certified Public Accountant and is a partner at Capaldi, Reynolds and Pelosi, a certified public accounting firm located in Northfield, New Jersey. Mr. Reynolds is the Co-Managing Partner of Capaldi, Reynolds and Pelosi, overseeing 45 employees. Capaldi, Reynolds and Pelosi provide auditing, tax planning and compliance and business consulting services. Mr. Reynolds is also Co-Managing partner of CRA Financial Services, an SEC registered investment advisory firm. Mr. Reynolds has multiple investment and insurance licenses, including the FINRA Series 66, and is a Certified Financial Planner. Prior to joining Capaldi, Reynolds and Pelosi, Mr. Reynolds was an auditor with Arthur Anderson Co., focusing on the financial services industry. Mr. Reynolds brings extensive accounting experience that benefits the board in its oversight of financial reporting and disclosure issues.
Thomas K. Ritter has served as a director since January 31, 2008, previously serving as a director of Boardwalk Bancorp, Inc. and Boardwalk Bank since 1999. He is the owner and President of A. E. Stone, Inc. of Pleasantville, New Jersey. A. E. Stone, Inc. is a company engaged in the manufacture of asphalt and an asphalt paving contractor. Mr. Ritter is a certified public accountant (retired). Mr. Ritter brings extensive knowledge of the local commercial real estate industry to the Board of Directors.
Executive Officers of Cape Bank Who Are Not Also Directors
Guy Hackney has served as Chief Financial Officer since January 27, 2009. Mr. Hackney previously served as Senior Vice President, Accounting and Finance, at Cape Bank since the merger of Boardwalk Bank into Cape Bank on January 31, 2008. Prior to that time, Mr. Hackney was Controller of Boardwalk Bank for four years. Mr. Hackney has been appointed Executive Vice President effective February 21, 2011.

Robert J. Boyer has been employed by Cape Bank since 1980 and has served as Chief Operating Officer since January 27, 2009. Previously, Mr. Boyer was Executive Vice President/Chief Financial Officer. He has over 37 years of experience in Banking.
Michele Pollack has served as Executive Vice President/Chief Lending Officer since May 7, 2010. Prior to that time, Ms. Pollack served as Managing Director and Chief Lending Officer for Susquehanna Bank. She has over 29 years of experience in the banking industry, 18 years in lending.
James F. McGowan, Jr. has served as Executive Vice President/Chief Credit Officer since April 19, 2010. Prior to that time, Mr. McGowan served as Executive Vice President/Chief Credit Officer of a large regional bank in the northeast. He has over 30 years of experience in executive management with Credit Management and Commercial Lending.
Board Independence and Leadership Structure
The Board of Directors affirmatively determines the independence of each director in accordance with Nasdaq Stock Market rules, which include all elements of independence set forth in the Nasdaq listing standards. Based on these standards, the Board of Directors has determined that each of the following directors is independent of Cape Bancorp, Inc.:

Mark A. Benevento	David C. Ingersoll, Jr.
Agostino R. Fabietti	Joanne D. Kay
Robert F. Garrett, III	James J. Lynch
Frank J. Glaser	Matthew J. Reynolds
Roy Goldberg	Thomas K. Ritter
The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interest of shareholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures.
Meetings and Committees of the Board of Directors
The business of Cape Bancorp, Inc. is conducted at regular and special meetings of the full Board and its standing committees. In addition, our independent directors meet in executive sessions. The standing committees consist of the Compensation, Audit and Nominating and Corporate Governance Committees. During the year ended December 31, 2010, Cape Bancorp, Inc. and Cape Bank held regular meetings. The board of Cape Bancorp, Inc. met at twelve regular meetings and the board of Cape Bank met at twelve regular meetings during the year ended December 31, 2010. No member of the Board or any committee thereof attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which he/she has been a director); and (ii) the total number of meetings held by all committees of the Board on which he/she served (during the periods that he/she served). The duties and responsibilities of the Compensation, Audit and Nominating Committees are as follows:
Compensation Committee. The Compensation Committee is comprised of independent, non-employee directors. The members of the Compensation Committee consist of Directors Reynolds, who serves as Chairman, Garrett, Glaser, Griesbach, Jr. and Ritter. The Compensation Committee meets at least annually or more frequently if necessary. Our Board of Directors has adopted a written charter for the Committee, which is available at our website at www.capebanknj.com. The Compensation Committee met four times during the year ended December 31, 2010. The purpose of the Compensation Committee is to, among other things, assist the Board in fulfilling its responsibilities regarding the compensation and benefits of our directors and executive management.

In furtherance of these objectives, the Compensation Committee is responsible for:
•	Reviewing, evaluating and recommending objectives relevant to the Chief Executive Officer’s compensation; evaluating the Chief Executive Officer’s performance relative to established goals; and reviewing, evaluating and recommending to the Board the Chief Executive Officer’s compensation;

•	Reviewing, evaluating and recommending, in consultation with the Chief Executive Officer, goals relevant to the compensation of our other executive management; and reviewing such officers’ performance in light of these goals and recommending to the Board such officers’ compensation based on this evaluation;

•	Establishing and administering our incentive cash compensation program for executive management;

•	Administering our equity incentive award program;

•	Reviewing, evaluating and recommending, in consultation with the Nominating and Corporate Governance Committee, the compensation to be paid to our directors and to directors of our affiliates for their service on the Board;

•	Reviewing, evaluating and recommending the terms of employment and severance agreements and arrangements for executive management, including any change of control and indemnification provisions, as well as other compensatory arrangements and perquisite programs for executive management; and

•	Reviewing and approving changes in our qualified benefit plans that result in a material change in costs or the benefit levels provided and changes in a plan trustee, administrator, or service provider.
The Compensation Committee, in performing these duties and responsibilities with respect to director and executive officer compensation, utilizes survey information provided by compensation consultants.
The Compensation Committee, effective as of the date of the 2011 Annual Meeting of Stockholders, will consist of Directors Ritter, who will serve as Chairman, Garrett, Glaser, Kay, Benevento and Reynolds.
Audit Committee. The Audit Committee consists of Directors Griesbach, Jr., who serves as Chairman, Fabietti, Ingersoll and Reynolds. Each member of the Audit Committee is “independent” as defined in the Nasdaq corporate governance listing standards and under Securities and Exchange Commission Rule 10A-3. The Board of Directors has determined that each of Directors Reynolds and Fabietti qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the Securities and Exchange Commission. Information with respect to the experience of Directors Reynolds and Fabietti is included in “—Directors.” Our Board of Directors has adopted a written charter for the Audit Committee, which is available at our website at www.capebanknj.com. The Audit Committee met five times during the year ended December 31, 2010.
The duties and responsibilities of the Audit Committee include, among other things:
•	Monitoring and overseeing the integrity of our accounting and financial reporting process, audits, financial statements and systems of internal controls;

•	Monitoring and overseeing the independence and performance of our external auditors, internal auditors and outsourced internal audit consultants;

•	Facilitating communication among the external auditors, management, internal auditors, and the outsourced internal audit consultants; and

•	Maintaining oversight of the external auditors, including the appointment, compensation, retention and, when considered necessary, the dismissal of the external auditors.

Audit Committee Report
The Audit Committee has issued a report that states as follows:
•	We have reviewed and discussed with management and the independent registered public accounting firm our audited consolidated financial statements for the year ended December 31, 2010;

•	We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended; and

•	We have received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and have discussed with the independent registered public accounting firm their independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.
The Audit Committee
Louis H. Griesbach, Jr. (Chair)
Agostino R. Fabietti
David C. Ingersoll, Jr.
Matthew J. Reynolds
The Audit Committee effective as of the date of the 2011 Annual Meeting of Stockholders will consist of Directors Reynolds, who will serve as Chairman, Fabietti, Goldberg, Ingersoll and Ritter.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of Directors Glaser, who serves as Chairman, Fabietti, Garrett, Kay and Lynch. Each member of the Nominating and Corporate Governance Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards. Our Board of Directors has adopted a written charter for the Committee, which is available at our website at www.capebanknj.com. The Nominating and Corporate Governance Committee met two times during the year ended December 31, 2010. The purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in identifying qualified individuals to become Board members; recommending to the Board nominees for the next annual meeting of stockholders; determining the size and composition of the Board and its committees; monitoring a process to assess Board effectiveness; developing and implementing corporate governance principles; and developing and implementing our Code of Conduct and Ethics.
The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of director nominees, if it chooses to do so. The Nominating and Corporate Governance Committee would seek to identify a candidate who, at a minimum, satisfies the following criteria:
•	the highest personal and professional ethics and integrity and whose values are compatible with our values;

•	experience and achievements that have given them the ability to exercise and develop good business judgment;

•	a willingness to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	a familiarity with the communities in which we operate and/or is actively engaged in community activities;

•	involvement in other activities or interests that do not create a conflict with their responsibilities to Cape Bancorp and its stockholders; and

•	the capacity and desire to represent the balanced, best interests of our stockholders as a group, and not primarily a special interest group or constituency.
The Nominating and Corporate Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” under the Nasdaq corporate governance listing standards.
The Nominating and Corporate Governance Committee effective as of the date of the 2011 Annual Meeting of Stockholders will consist of Directors Glaser, who will serve as Chairman, Benevento, Fabietti, Garrett, Kay and Lynch.
Procedures for the Recommendation of Director Nominees by Stockholders. In February 2008, in connection with our becoming a public company, the Nominating and Corporate Governance Committee adopted procedures for the submission of recommendations for director nominees by stockholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Nominating and Corporate Governance Committee will consider candidates submitted by our stockholders. Stockholders can submit the names of qualified candidates for director by writing to us at 225 North Main Street, Cape May Court House, New Jersey 08210, Attention: Corporate Secretary.
The submission must include the following information:
•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Committee;

•	the name and address of the stockholder as they appear on our books, and number of shares of our common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•	the name, address and contact information for the candidate, and the number of shares of our common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Securities and Exchange Commission Regulation 14A;

•	a statement detailing any relationship between the candidate and Cape Bancorp and its affiliates;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of Cape Bancorp or its affiliates;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement of the candidate that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in our Bylaws.
Stockholder Communications with the Board. A stockholder of Cape Bancorp, Inc. who wants to communicate with the Board of Directors or with any individual director can write to us at 225 North Main Street, Cape May Court House, New Jersey 08210, Attention: Corporate Secretary. The letter should indicate that the author is a stockholder and, if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Corporate Secretary will:
•	forward the communication to the director or directors to whom it is addressed; or

•	attempt to handle the inquiry directly, or forward the communication for response by another employee of Cape Bancorp, Inc. For example, a request for information about us on a stock-related matter may be forwarded to our investor relations officer; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.
The Corporate Secretary will make those communications that were not forwarded available to the directors on request.
Attendance at Annual Meetings of Stockholders
Although we do not have a formal written policy regarding director attendance at annual meetings of stockholders, it is expected that directors will attend these meetings, absent unavoidable scheduling conflicts. All directors attended the 2010 Annual Meeting of Stockholders.
Codes of Conduct and Ethics
We have adopted a Code of Conduct and Ethics for Senior Financial Officers that is applicable to our principal executive officer, principal financial officer and principal accounting officers. The Code of Conduct and Ethics for Senior Financial Officers is available on our website at www.capebanknj.com. Amendments and waivers from the Code of Conduct and Ethics for Senior Financial Officers will be disclosed in the manner required by applicable law, rule or listing standard.
We annually adopt a Code of Conduct and Ethics that is applicable to all employees, officers and directors. Employees, officers and directors acknowledge that they will comply with all aspects of the Code of Conduct and Ethics for Employees, Officers and Directors.
Section 16(a) Beneficial Ownership Reporting Compliance
The common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934. The officers and directors of Cape Bancorp, Inc. and beneficial owners of greater than 10% of our shares of common stock (“10% beneficial owners”) are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership. Securities and Exchange Commission rules require disclosure in our Proxy Statement and Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the shares of common stock to file a Form 3, 4 or 5 on a timely basis. During 2010, our directors and officers complied with applicable requirements for transactions. To the best of our knowledge we did not have any 10% beneficial owners.

Compensation Committee Interlocks and Insider Participation
Our Compensation Committee determines the salaries to be paid each year to the Chief Executive Officer and those executive officers who report directly to the Chief Executive Officer. The Compensation Committee consists of Directors Reynolds, who serves as Chairman, Garrett, Glaser, Griesbach, Jr. and Ritter. None of these individuals were officers or employees of Cape Bancorp, Inc. during the year ended December 31, 2010, or are former officers of Cape Bancorp, Inc. In addition, none of these directors is an executive officer of another entity at which one of Cape Bancorp, Inc.’s executive officers serves on the Board of Directors, or had any transactions or relationships with Cape Bancorp, Inc. in 2010 requiring specific disclosure under Securities and Exchange Commission rules.
During the year ended December 31, 2010, (i) no executive of Cape Bancorp, Inc. served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Compensation Committee of Cape Bancorp, Inc.; (ii) no executive officer of Cape Bancorp, Inc. served as a director of another entity, one of whose executive officers served on the Compensation Committee of Cape Bancorp, Inc.; and (iii) no executive officer of Cape Bancorp, Inc. served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of Cape Bancorp, Inc.
Compensation Committee Report
The Compensation Committee has issued a report that states that it has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in our Proxy Statement.
The Compensation Committee
Matthew J. Reynolds (Chair)
Robert F. Garrett, III
Frank J. Glaser
Louis H. Griesbach, Jr.
Thomas K. Ritter
Compensation Discussion and Analysis
Our Compensation Philosophy. Our compensation philosophy begins with the premise that the success of Cape Bancorp depends, in large part, on the dedication and commitment of the people we place in key management positions, and the incentives we provide such persons to successfully implement our business strategy and other corporate objectives. However, we recognize that Cape Bank operates in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.
We base our compensation decisions on four basic principles:
•	Meeting the Demands of the Market — Our goal is to compensate our employees at competitive levels that position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

•	Aligning with Stockholders — We intend to use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interests with the interests of our stockholders.

•	Driving Performance — We base compensation in part on the attainment of company-wide, business unit and individual targets that return positive results to our bottom line.

•	Reflecting our Business Philosophy — Our approach to compensation reflects our values and the way we do business in the communities we serve.

As a public company, we believe that we can meet the objectives of our compensation philosophy by achieving a balance among base compensation, cash-based short-term incentive compensation and longer term equity incentive awards that is competitive with our industry peers and that creates appropriate incentives for our management team. To achieve the necessary balance, the Compensation Committee of our Board of Directors will work closely with independent compensation advisors to provide us with their expertise on competitive compensation practices and help us evaluate and compare our compensation program and financial performance with that of our peers.
To date, executive officers have been compensated only for their services to Cape Bank. Cape Bank expects to continue this practice. Cape Bancorp, Inc. will not pay any additional or separate compensation until we have a business reason to establish separate compensation programs. However, any equity-based awards made as part of Cape Bank’s executive compensation will be made in Cape Bancorp, Inc. common stock rather than Cape Bank common stock.
This discussion is focused specifically on the compensation of the following executive officers, each of whom is named in the Summary Compensation Table which appears later in this section. These executive officers are referred to in this discussion as the “Named Executive Officers.” Mr. Michael D. Devlin was appointed President and Chief Executive Officer of Cape Bancorp, Inc. and Cape Bank on January 27, 2009, having previously served as Executive Vice President and Chief Operating Officer. Mr. Guy Hackney was appointed Senior Vice President and Chief Financial Officer on January 27, 2009, having previously served as Senior Vice President, Accounting and Finance. Mr. Robert J. Boyer was appointed Executive Vice President and Chief Operating Officer on January 27, 2009, having previously served as Executive Vice President and Chief Financial Officer. Mr. Guy A. Deninger retired from his position as Executive Vice President and Chief Lending Officer in 2010 and this position was assumed by Ms. Michele Pollack. In addition, Mr. James F. McGowan was appointed Executive Vice President and Chief Credit Officer in 2010.

Name	Title
Michael D. Devlin	President and Chief Executive Officer (former Executive Vice President and Chief Operating Officer)
Guy Hackney	Senior Executive Vice President, Chief Financial Officer (former Senior Vice President, Accounting and Finance, appointed Executive Vice President on February 21, 2011)
Robert J. Boyer	Executive Vice President, Chief Operating Officer (former Executive Vice President and Chief Financial Officer)
Michele Pollack	Executive Vice President and Chief Lending Officer
James F. McGowan, Jr.	Executive Vice President and Chief Credit Officer
Role of the Compensation Committee. The Compensation Committee of Cape Bancorp’s Board of Directors is responsible for overseeing and making recommendations to the full Board of Directors with respect to the compensation of the Named Executive Officers, including the President and Chief Executive Officer. As part of these duties, the Committee conducts an annual performance review of the President and Chief Executive Officer and, in consultation with the President and Chief Executive Officer, reviews the performance of each other Named Executive Officer. The Board of Directors has ultimate authority to approve the compensation of all Named Executive Officers, including the President and Chief Executive Officer.
The Compensation Committee also reviews, oversees, and approves the management and implementation of Cape Bank’s principal employee benefit plans. The Committee may undertake other duties related to Cape Bank’s human resources function. The Committee has a formal charter that describes the Committee’s scope of authority and its duties.

Role of Executives in Committee Activities. The executive officers who serve as a resource to the Compensation Committee are the President and Chief Executive Officer, the Executive Vice President and Chief Operating Officer, the Senior Vice President and Chief Financial Officer and the Senior Vice President and Director of Human Resources for Cape Bank. Executives provide the Compensation Committee with input regarding Cape Bank’s employee compensation philosophy, process, and decisions for employees other than Named Executive Officers. In addition to providing factual information such as company-wide performance on relevant measures, these executives articulate management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future evaluations, and otherwise supply information to assist the Compensation Committee. At the request of the Compensation Committee, the Senior Vice President and Director of Human Resources communicates directly with third-party consultants, primarily to assist the Compensation Committee in evaluating relevant survey data and to evaluate the estimated financial impact regarding any proposed changes to the various components of compensation. The President and Chief Executive Officer also provides information about individual performance assessments for the other Named Executive Officers, and expresses to the Compensation Committee his views on the appropriate levels of compensation for the other Named Executive Officers for the ensuing year.
Executives participate in Committee activities purely in an informational and advisory capacity and have no vote in the Committee’s decision-making process. The President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, Senior Vice President and Chief Financial Officer and Senior Vice President and Director of Human Resources do not attend those portions of Compensation Committee meetings during which their performance is evaluated or their compensation is being determined. No executive officer other than the President and Chief Executive Officer attends those portions of Compensation Committee meetings during which the performance of the other Named Executive Officers is evaluated or their compensation is being determined.
Use of Consultants. The Compensation Committee will periodically engage independent compensation consultants to assist it in the compensation process for Named Executive Officers. In the initial year as a public company, the Committee engaged Pearl Meyer & Partners to serve as its independent compensation consultant. They worked extensively with the Compensation Committee in performing their duties and assisted in the development of compensation programs that support Cape Bancorp’s strategies going forward in light of its public company status. They provided objective and knowledgeable assessments of compensation programs and expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. In addition, they also provided survey data, and assisted in assembling relevant comparison groups for various purposes and establishing benchmarks for base salary and cash incentives from comp surveys and comparison group data.
For 2010, the Compensation Committee selected the following surveys for use in benchmarking Mr. Devlin’s and the other Named Executive Officers’ compensation:
America’s Community Bankers’ Survey
New Jersey Bankers Association Compensation Survey
SNL Executive Compensation Review
Crowe Horwath Compensation Survey
Companies represented in these surveys are all in the financial services industry. The companies in the peer group were selected primarily on the basis of asset size, geography, and product and service offerings.
The President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, the Senior Vice President and Chief Financial Officer and Senior Vice President and Director of Human Resources assisted the Committee in determining the Named Executive Officers salary and cash incentive targets, as further discussed below, for the 2010 calendar year.
During 2010, the Compensation Committee and management worked with Compensation Resources, Inc., an independent compensation consultant, to assist in the redesign of the Bank’s cash incentive bonus program. In addition, the Compensation Committee consulted with Pearl Meyer & Partners in 2010 in granting the initial awards under the 2008 Equity Incentive Plan to Named Executive Officers and directors of Cape Bank and Cape Bancorp, Inc.
Compensation Objectives. The overall objectives of Cape Bancorp’s compensation programs are to retain, motivate and reward employees and officers (including the Named Executive Officers) for performance, and to provide competitive compensation to attract talent to the organization. The methods used to achieve these goals for Named Executive Officers are strongly influenced by the compensation and employment practices of Cape Bancorp’s competitors within the financial services industry, and elsewhere in the marketplace. We also consider each Named Executive Officer’s individual performance and contribution in achieving corporate goals, which may be subjective in nature.

Our compensation program is designed to reward the Named Executive Officers based on their level of assigned management responsibilities, individual experience and performance levels, and knowledge of our organization. The creation of long-term value is highly dependent on the development and effective execution of a sound business strategy by our executive officers.
Other considerations influencing the design of our executive compensation program include the following:
•	we operate in a highly regulated industry. We value experience in the financial services industry that promotes the safe and sound operation of Cape Bank;

•	we value executives with sufficient experience in our markets relating to the needs of our customers, products and investments in various phases of the economic cycle;

•	we operate in interest rate and credit markets that are often volatile. We value disciplined decision-making that respects our business plan but adapts quickly to change; and

•	we value the retention and development of incumbent executives who meet or exceed performance objectives. Recruiting executives can be expensive, unpredictable, and have a disruptive effect on our operations.
Components of Compensation. Our 2010 compensation program for our Named Executive Officers consisted of the following key elements:
•	base salary, which is designed to provide a reasonable level of predictable income commensurate with market standards for the executive’s position;

•	awards under the Cape Bancorp, Inc. 2008 Equity Incentive Plan;

•	perquisites available only to certain Named Executive Officers; and

•	broad based benefits generally available to all full-time employees.
The following summarizes the significant broad-based benefits in which the Named Executive Officers were eligible to participate during 2010:
•	an employee stock ownership plan;

•	a defined contribution 401(k) retirement plan;

•	medical coverage (all employees share between 5% to 34% of the cost, depending on their elections);

•	pre-tax health and dependent care spending accounts; and

•	long term disability and life insurance.
In addition, to the broad based benefits, we provided perquisites to some of our Named Executive Officers. In lieu of a monthly automobile allowance, Mr. Devlin has use of an automobile (including all operating expenses) owned by Cape Bancorp for business and personal use. Personal use of the automobile was reported as taxable income to Mr. Devlin. The Bank incurred the expense of a long-term disability policy for the benefit of Mr. Devlin.

Of the Named Executive Officers, only Mr. Boyer participates in our defined benefit pension plan which was frozen to new participants effective December 31, 2008, so that no further benefits will accrue under the plan after that date.
For 2010, only two of our Named Executive Officers received base salary increases. Our Chief Financial Officer’s base salary was increased to $160,000 from $145,000, which was based on the competitiveness of his respective position and individual performance. In connection with his entry into a new employment agreement in October 2010, our President and Chief Executive Officers’ base salary, which had not been increased since his initial employment with us, was increased to $300,000 from $240,000. For 2010, bank-wide compensation increased 1.8% over 2009. As a result of slower net income growth than forecasted in 2010, no cash incentive awards were paid to employees and officers (including the Named Executive Officers) in 2010.
For 2011, bank-wide compensation increased 2% over 2010. We increased basic compensation for officers and employees in line with cost of living increases and changes to management responsibilities. As a result of improved financial performance in 2010, the Senior Vice President and Chief Financial Officer’s base salary increased to $175,000 from $160,000, the Executive Vice President and Chief Operating Officer’s base salary increased to $229,500 from $225,000, the Executive Vice President and Chief Lending Officer’s base salary increased to $193,800 from $190,000 and the Executive Vice President and Chief Credit Officer’s base salary increased to $178,500 from $175,000, all based on the competitiveness of their respective positions and individual performance. The President and Chief Executive Officer’s salary remained unchanged at $300,000.
On August 25, 2008, the Cape Bancorp, Inc. 2008 Equity Incentive Plan was approved by our stockholders to provide officers, employees and directors of the Company with additional incentives to promote the growth and performance of the Company. Under this plan, the Compensation Committee may grant awards of common stock and stock options to purchase common stock to employees and directors. The Compensation Committee believes that stock ownership provides a significant incentive in building stockholder value by further aligning the interests of officers and employees with stockholders. However, due to our declining performance in late 2008 and 2009, the Compensation Committee chose not to grant any awards in 2008 or 2009 in order not to incur the additional expense at that time. In 2010, however, in consultation with Pearl Meyers & Partners and on the basis of improved financial performance, the Compensation Committee made grants of stock options to certain executives, including our Named Executive Officers, in order to provide competitive compensation to that provided by our peers in the markets that we serve. The Compensation Committee granted the awards to vest ratably over five years in order to promote additional retention incentives.
In addition to the components of executive compensation described above, Mr. Devlin and Mr. Boyer are each parties to employment agreements with Cape Bank and the other Named Executive Officers are parties to change in control agreements. The employment agreements are designed to give Cape Bank the ability to retain the services of the designated executives while reducing, to the extent possible, unnecessary disruptions to Cape Bank’s operations. The change in control agreements are designed to protect the covered executives by providing severance benefits in the event of their termination in connection with or following a change in control.
Analyzing the Components of Compensation. Currently, the Compensation Committee analyzes the level and relative mix of each of the principal components of compensation for Named Executive Officers. The President and Chief Executive Officer also made recommendations to the Committee relating to compensation to be paid to the Named Executive Officers other than himself. Based on this analysis, the Compensation Committee makes annual recommendations to the independent members of the Board of Directors about each Named Executive Officer’s compensation.
The Compensation Committee reviews the other components of executive compensation (broad-based benefits and executive perquisites), but does not necessarily consider changes to those components on an annual basis. Changes to the level or types of benefits within these categories, including considerations relating to the addition or elimination of benefits and plan design changes, are made by the Compensation Committee on an aggregate basis with respect to the group of employees entitled to those benefits, and not with reference to a particular Named Executive Officer’s compensation. Decisions about these components of compensation are made without reference to the Named Executive Officers’ salary and annual cash incentives, as they involve issues of more general application and often include consideration of trends in the industry or in the employment marketplace.

The Compensation Committee seeks to create what it believes is the best mix of base salary and annual cash incentives in delivering the Named Executive Officers’ total cash compensation. These components are evaluated in relation to benchmark data derived from information reported in publicly-available proxy statements or from market survey data. The objective of the compensation-setting process is to establish the appropriate level and mix of total compensation for each Named Executive Officer. The Compensation Committee believes that the accounting treatment of any given element of total cash compensation is a relevant consideration in the design and compensation-setting process and considers the effect, as applicable, when determining total cash compensation.
The Compensation Committee determines the base salary and annual incentive cash award components for each Named Executive Officer, including the Chief Executive Officer. For each Named Executive Officer, a significant percentage of total cash compensation is at-risk, meaning that it is performance based and will generally be earned when Cape Bank or the Named Executive Officer is successful in ways that are aligned with and support Cape Bancorp’s interests.
The Compensation Committee considers, but does not give undue weight to, the tax treatment of each component of compensation. Under Section 162(m) of the Internal Revenue Code, annual compensation paid to certain Named Executive Officers is not deductible if it exceeds $1.0 million unless it qualifies as “performance-based compensation” as defined in the Internal Revenue Code and related tax regulations. Base salary is not a form of performance-based compensation. Fringe benefits also do not qualify as performance-based compensation. Annual incentive cash awards may qualify as a form of performance-based compensation under the income tax regulations. In 2010 and for prior years, we have not been subject to tax deduction limitations under Section 162(m).
Company Performance and Incentive Plan Awards. The Compensation Committee did not approve a non-equity incentive compensation award plan in 2010, due to the complexity of defining performance metrics as a result of the uncertainty of local economic conditions. The Board of Directors approved a strategic plan which is being used to establish performance metrics for officers and employees for 2011 that will motivate and increase their performance by focusing on the achievement of pre-determined and agreed upon goals. The non-equity incentive plan will balance risk and reward, and promote stock ownership. All performance measurements used in making funding determinations will affect payment of “target awards.” Additionally, the proposed plan will establish “annual measurements”, and if the Bank obtains the objectives set forth in the “annual measurements”, will provide each employee a variable award opportunity according to their attainment versus “target award level.” For 2011, it is proposed that each of the Executive Officers will have 100% of their incentive award tied to the Bank’s performance measures, as distinguished from individual goals. The non-equity incentive plan will measure performance on a twelve-month cycle ending December 31 of each year.
The Compensation Committee has historically sought to ensure that attainment of the target performance measures are challenging, balanced and achievable. The proposed non-equity incentive plan will consider each executive’s individual performance which is reviewed based on the target goals established by the Compensation Committee. The results of that comparison are used to calculate the level of funding available to pay “base awards” and “individual awards.” Historically, the company performance measures targeted return on assets, core deposit and loan growth, asset quality and maintaining a level of equity in excess of regulatory requirements. It is anticipated that the goals to be established for the 2011 plan year, and future years will generally support Cape Bank’s ongoing business operations, such as regulatory, compliance, and strategic business plan and profitable growth.
When approved by the Compensation Committee the non-equity incentive plan will be reviewed by the Committee every six months to determine its effectiveness in meeting the stated objectives. Modifications, if required, will be made at review time or at any time by the Compensation Committee. The proposed non-equity incentive plan bonuses with respect to the company-wide targets will be paid during the first quarter of the following year if such targets are achieved.
Exceptions to Procedures. The Compensation Committee may from time to time recommend to the full Board of Directors that they approve the payment of special cash compensation to one or more Named Executive Officers in addition to payments approved during the normal annual compensation-setting cycle. The Committee may make such a recommendation if it believes it would be appropriate to reward one or more Named Executive Officers in recognition of contributions to a particular project, or in response to competitive and other factors that were not addressed during the normal annual compensation-setting cycle.

The Committee will make off-cycle compensation decisions and recommendations whenever a current employee is promoted to executive officer status, or an executive officer is hired. The Committee may depart from the compensation guidelines it would normally follow for executives in the case of outside hires. In 2010, the Compensation Committee approved the base compensation of $190,000 for the Chief Lending Officer and $175,000 for the Chief Credit Officer effective May 7, 2010 and April 19, 2010 respectively.
Annual Compensation-Chief Executive Officer. In December 2009, the Compensation Committee recommended, and the Board of Directors approved, the various components of Mr. Devlin’s 2010 annual compensation. Details regarding base salary and annual incentive cash awards are included in the detailed compensation tables following this section.
For 2010, the Committee made the following determinations with respect to Mr. Devlin’s annual compensation:
•	Base Salary: As a result of the Bank’s declining financial performance in 2009, the Committee determined not to increase Mr. Devlin’s base salary, which remained at $240,000 for nine months of 2010. After evaluating competitive compensation levels of peers and improving financial performance in 2010, the Committee offered Mr. Devlin a new contract and increased base salary to $300,000 effective October 1, 2010.

•	Annual Incentive Cash Award: The Committee determined not to offer Mr. Devlin an annual incentive cash award opportunity for 2010.
All Compensation Committee actions taken with respect to Mr. Devlin’s compensation were presented as recommendations for approval by the full Board of Directors. The Committee’s recommendations regarding Mr. Devlin’s 2010 base salary and annual incentive cash award were approved by the full Board of Directors in December 2009 and revised and approved in August 2010.
Annual Compensation-Other Named Executive Officers. In December 2009, the Compensation Committee recommended, and the full Board of Directors approved, the total cash components of annual compensation for all other Named Executive Officers for 2010. The Committee evaluated the overall level of total cash compensation for each Named Executive Officer (other than the Chief Executive Officer), and after considering the decline in financial performance in 2009 of Cape Bank, also determined not to offer incentive compensation award opportunities to these Named Executive Officers.

Executive Compensation
Summary Compensation Table
The following information is furnished for the principal executive officer and principal financial officer of Cape Bancorp or its subsidiaries for 2010, 2009 and 2008 and the most highly compensated executive officers of Cape Bancorp or its subsidiaries whose total compensation for 2010 exceeded $100,000. In the case of Messrs. Devlin and Hackney their information is furnished as of February 1, 2008, the day after Cape Bank acquired Boardwalk Bank.

							Change in
							Pension Value
							and
							Nonqualified
					Non-Equity		Deferred
				Option	Incentive Plan		Compensation	All Other
Name and Principal		Salary		Awards(1)	Compensation		Earnings	Compensation		Total
Position	Year	($)		($)	($)		($)(2)	($)(3)		($)

Michael D. Devlin	2010	252,923		987,000	—		—	323,677	(10)	1,563,600
President and Chief	2009	240,000		—	—		—	470,722		710,722
Executive Officer	2008	213,231	(4)	—	4,895	(6)	—	100,541		318,667

Guy Hackney	2010	160,000		197,400	—		—	46,142	(11)	403,542
Senior Vice President and	2009	135,192	(5)	—	—		—	105,751		240,943
Chief Financial Officer	2008	90,933	(4)	—	5,945	(6)	—	1,815		98,693

Robert J. Boyer	2010	225,000		394,800	—		83,000	27,789		730,589
Executive Vice President	2009	225,000		—	—		93,000	26,734		344,734
and Chief Operating Officer	2008	225,000		—	13,770	(7)	145,000	33,030		416,800

Michele Pollack(8)	2010	117,654		197,400	—		—	15,073	(12)	330,127
Executive Vice President and Chief Lending Officer

James F. McGowan, Jr. (9)	2010	117,788		197,400	—		—	15,728		330,916
Executive Vice President and Chief Credit Officer

(1)	Represents the grant date fair value of the stock options awarded under the Cape Bancorp, Inc. 2008 Equity Incentive Plan. The grant date fair value of the stock option awards has been computed in accordance with the stock based accounting rules under FASB ASC Topic 718. A discussion of the assumptions used in calculating the award values may be found at Note 13 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	For 2010, 2009 and 2008, represents the change in value of Mr. Boyer’s accrued benefit under the Cape Bank frozen pension plan.

(3)	All other compensation was comprised of the following elements for the year ended December 31, 2010:

	Devlin	Hackney	Boyer	Pollack	McGowan

Perquisites*	—	—	—	—	—

Employee stock ownership plan	10,962	8,524	10,090	—	—
401(k) plan (Bank match)	9,800	7,580	9,000	—	—
Signing bonus	—	—	—	7,000	—
Retention bonus	300,000	28,900	—	—	—
Employer paid medical	2,915	1,138	8,699	8,073	15,728

*	Perquisites and personal benefits the total value of which is $10,000 or less is not reported with respect to a Named Executive Officer.

(4)	Messrs. Devlin’s and Hackney’s 2008 compensation does not include base salary earned at Boardwalk Bank prior to the merger on January 31, 2008.

(5)	Mr. Hackney became the Senior Vice President, Chief Financial Officer of Cape Bank on January 27, 2009, as the result of management changes. He was named Executive Vice President on February 21, 2011.

(6)	For 2008, represents incentive compensation earned under the annual cash incentive compensation program prorated beginning February 1, 2008 to March 31, 2008, and two weeks compensation earned in December 2008, for Mr. Hackney. Mr. Devlin received no additional incentive bonus in December 2008.

(7)	Represents incentive compensation earned in June 2008 under the annual cash incentive compensation program based on awards granted for the period beginning October 1, 2007 and ending March 31, 2008.

(8)	Ms. Pollack became our Executive Vice President, Chief Lending Officer, effective in May 2010.

(9)	Mr. McGowan became our Executive Vice President, Chief Credit Officer, effective in April 2010.

(10)	Mr. Devlin was paid a retention bonus of $300,000 on June 1, 2010 due him from his employment agreement dated June 1, 2009.

(11)	Mr. Hackney was paid a retention bonus of $28,900 on February 1, 2010 in lieu of any payments under a Boardwalk Change in Control Agreement dated July 26, 2007.

(12)	Ms. Pollack was paid a signing bonus of $7,000 on May 7, 2010 to assume the position of Executive Vice President and Chief Lending Officer.

Employment Agreements. On October 1, 2010, Cape Bank entered into a new employment agreement with Mr. Devlin, Chief Executive Officer and President, which replaced his prior agreement. The term of the new employment agreement is two years, commencing on October 1, 2010. Within 90 days prior to the anniversary date of the agreement, the disinterested members of the Board of Directors of Cape Bank will conduct a comprehensive performance evaluation for purposes of determining whether to extend the term of the agreement for an additional year. If the Board of Directors determines not to extend the term, the agreement will end twelve months following the agreement’s anniversary date. In the event that at any time prior to the agreement anniversary date, Cape Bank or Cape Bancorp, Inc. enter into an agreement to effect a transaction which would be considered a change in control, the employment agreement will terminate two years following the date on which the change in control occurs.
The agreement provides for a base salary of $300,000. In addition, Mr. Devlin will be entitled to participate in incentive compensation and bonus plans and employee benefit plans of Cape Bank. Mr. Devlin will also be entitled to reimbursement of business expenses, including fees for memberships in organizations that Mr. Devlin and Cape Bank mutually agree are necessary and appropriate with the performance of his duties.
In the event of Mr. Devlin’s death, Mr. Devlin’s estate or beneficiary will receive Mr. Devlin’s compensation due through the last day of the calendar month in which the death occurs and Cape Bank will continue to provide Mr. Devlin’s family non-taxable medical and dental benefits for one year after Mr. Devlin’s death. In the event of Mr. Devlin’s disability, Mr. Devlin will be entitled to life insurance and non-taxable medical and dental coverage for two years after the agreement’s termination due to disability, provided that, if earlier, such medical and dental coverage will cease on the date Mr. Devlin becomes eligible for Medicare, unless Mr. Devlin is covered by family coverage or coverage for self and spouse, in which case Mr. Devlin’s family or spouse will continue to be covered for the remainder of the two-year period. In the event of Mr. Devlin’s voluntarily termination of his employment, Mr. Devlin will receive his compensation and vested rights and benefits to the date of his termination. In the event the Board of Directors terminates Mr. Devlin’s employment without cause or Mr. Devlin terminates his employment within sixty days following an event constituting “good reason,” Mr. Devlin will be entitled to a lump-sum cash payment equal to two times his base salary and average bonus earned during the three years prior to the year in which the termination occurs. The following circumstances constitute “good reason”: (A) the failure to elect or reelect or to appoint or reappoint Mr. Devlin to his executive position, or a material change in his position which would cause his position to become one of lesser responsibility, importance or scope of authority, (B) a liquidation or dissolution of Cape Bank; (C) a reduction in his salary or benefits other than as part of an employee-wide reduction; (D) a relocation of his principal place of employment by more than 50 miles from its location as of the date of the agreement; or (E) a material breach of the agreement. In addition, Mr. Devlin will be entitled, at no expense to him, to the continuation of substantially comparable life, medical and dental coverage for two years following his date of termination, provided that, if earlier, such medical and dental coverage will cease on the date Mr. Devlin becomes eligible for Medicare unless he is covered by family coverage or coverage for self and spouse, in which case Mr. Devlin’s family or spouse will continue to be covered for the remainder of the two-year period, or the date on which he obtains substantially similar coverage from another employer. In the event Cape Bank terminates Mr. Devlin’s employment without cause or Mr. Devlin voluntarily terminates his employment with good reason within one year after a change in control of Cape Bank or Cape Bancorp, Inc., Mr. Devlin will be entitled to the same severance benefits as those described above. In the event the payment or provision benefits in kind would be deemed illegal or subject to taxes or penalties, such benefits will be replaced with a cash lump sum payment, to the extent permitted by law.

The agreement provides that for one year following Mr. Devlin’s termination (other than termination of employment following a change in control), Mr. Devlin agrees not to (i) compete with Cape Bank or Cape Bancorp, Inc. within 25 miles of the locations in which Cape Bank or Cape Bancorp, Inc. has business operations or has filed an application for regulatory approval to establish an office; (ii) directly or indirectly solicit any officer or employee to terminate their employment with Cape Bank or Cape Bancorp, Inc. and accept employment with or become affiliated with or provide services to a business that competes with the business of Cape Bank, Cape Bancorp, Inc. or any subsidiary or affiliate that has headquarters or offices within 25 miles of any location in which Cape Bank or Cape Bancorp, Inc. has business operations or has filed an application for regulatory approval to establish an office; or (iii) solicit or cause any customer of Cape Bank to terminate an existing business or commercial relationship with Cape Bank.
Cape Bank entered into an employment agreement with Mr. Boyer, effective January 1, 2007. The agreement for Mr. Boyer has an initial term of three years. Unless notice of non-renewal is provided, the agreement renews annually. The agreement provides for the payment of a base salary, which will be reviewed at least annually, and which may be increased, but not decreased (except for a decrease not in excess of any decrease that is applicable generally to all employees). Effective January 1, 2008, the base salary for Mr. Boyer was $225,000. In addition to the base salary, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees, and reimbursement of business expenses, including fees for memberships in clubs and organizations. Mr. Boyer’s employment may be terminated for just cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.
Mr. Boyer is entitled to severance payments and benefits in the event of termination of employment under specified circumstances, including executive’s termination of employment for reasons other than for cause, disability or retirement, or in the event the executive resigns during the term of the agreement following: (A) a failure to appoint or reappoint the executive to his executive position, (B) a material change in the executive’s functions, duties, or responsibility, importance or scope, (C) a relocation of the executive’s principal place of employment by more than 50 miles from its location as of the date of the employment agreement, (D) a material reduction in the benefits and perquisites including base salary (other than a reduction generally applicable to all officers or employees), (E) a liquidation or dissolution of Cape Bank, and (F) a material breach of the employment agreement by Cape Bank.
In the event of Mr. Boyer’s involuntary termination or resignation from employment following the occurrence of one of the circumstances identified above, including such a termination or resignation following the occurrence of a change in control of Cape Bancorp or Cape Bank, the executive will be entitled to a severance payment equal to three times the sum of the executive’s base salary and the highest rate of bonus awarded to the executive during the prior three years, payable in a lump sum. In addition, Cape Bank will pay a lump sum benefit to the executive equal to the contributions to which the executive would have been entitled under any tax-qualified defined contribution plan and the excess of the present value of the benefit to which the executive would have been entitled under any defined benefit plan if the executive had continued to work for Cape Bank for 36 months following the event of termination over the present value of the benefit to which the executive is actually entitled. In addition, Cape Bank will continue to provide for 36 months at Cape Bank’s expense, life insurance and non-taxable medical and dental coverage substantially comparable to the coverage maintained for the executive prior to his termination. The cash payment to which the executive will be entitled will be paid within 60 days of termination, provided, however, that if the executive is a “specified employee,” as defined in Section 409A of the Internal Revenue Code, then the maximum amount that can be paid within the first six months following the executive’s separation from service will be paid and the remainder will be paid on the first day of the seventh month following the executive’s separation from service.
Upon termination of the executive’s employment other than in connection with a change in control, the executive agrees not to compete with Cape Bancorp or Cape Bank, for one year following termination of employment, within 50 miles of the locations in which Cape Bancorp or Cape Bank has business operations or has filed an application for regulatory approval to establish an office.

Should the executive become disabled, the executive would be entitled to benefits provided under any disability program sponsored by Cape Bancorp or Cape Bank. To the extent that such benefits are less than the executive’s base salary, Cape Bank would continue to pay the difference between the benefits provided under any disability program sponsored by Cape Bank or Cape Bancorp and the executive’s base salary for the longer of the remaining term of the agreement or one year, and would continue to provide life insurance and non-taxable medical and dental coverage. Such coverage will cease upon the earlier of (i) the date the executive returns to full time employment with Cape Bank or another employer, (ii) the date the executive attains age 65, or (iii) death. In the event the executive dies while employed by Cape Bank, the executive’s beneficiary, personal representatives or estate will be paid the executive’s base salary for one year and the executive’s family will be entitled to continuation of medical and dental benefits for one year.
Upon termination of the employment agreement upon retirement (as defined therein) the executive would only be entitled to benefits under any retirement plan of Cape Bank and other plans to which the executive is a party.
On November 2, 2010 the Board of Directors provided notification to Mr. Boyer that his contract will not be renewed. The effect of this notice will leave the present agreement with a term that will expire December 31, 2013.
Change in Control Agreements. Cape Bank entered into change in control agreements with several officers, in addition to the following named executive officers: Guy Hackney, Senior Vice President and Chief Financial Officer, Michele Pollack, Executive Vice President and Chief Lending Officer, and James McGowan, Jr., Executive Vice President and Chief Credit Officer. The change in control agreement for Mr. Hackney replaces the respective change in control agreement to which he was previously a party. The term of each of the agreements is 12 months, commencing on October 1, 2010. Within 90 days prior to the anniversary date of the agreements, the disinterested members of the Board of Directors of Cape Bank will conduct a comprehensive performance evaluation for purposes of determining whether to extend the term of the agreements. If the Board of Directors determines not to extend the term of any of the agreements, such agreements will end on the anniversary date of the agreements. In the event that at any time prior to the agreements’ anniversary date, Cape Bank or Cape Bancorp, Inc. enters into an agreement to effect a transaction which would constitute a change in control, the agreements will terminate twelve months following the date on which the change in control occurs.
In the event of termination of employment within twelve months following a change in control and during the term of the agreements by Cape Bank for other than cause, or by the executive for “good reason,” as defined in the agreements, then Cape Bank will pay the executive as severance pay a lump-sum cash payment equal to two times the executive’s base salary and average bonus earned during the three years prior to the year in which the termination occurs. Severance benefits will be payable within ten calendar days of the executive’s termination. In addition, each executive will be entitled, at no expense to him or her, to the continuation of substantially comparable life, medical and dental coverage for two years following the date of termination, provided that, if earlier, such medical and dental coverage will cease on the date the executive becomes eligible for Medicare unless he or she is covered by family coverage or coverage for self and spouse, in which case the executive’s family or spouse will continue to be covered for the remainder of the two-year period. In the event the payment or provision of benefits in kind would be deemed illegal or subject to taxes or penalties, such benefits will be replaced with a cash lump sum payment, to the extent permitted by law.
Each agreement provides that for one year following the termination of employment for which the executive is entitled to a benefit, the executive agrees not to (i) solicit or take any other action intended to have the effect of causing any officer or employee of Cape Bank or Cape Bancorp, Inc. to terminate employment and accept employment with or become affiliated with or provide services to a business that competes with the business of Cape Bank, Cape Bancorp, Inc. or any subsidiary or affiliate, that has headquarters or offices within 25 miles of any location in which Cape Bank or Cape Bancorp, Inc. has business operations or has filed an application for regulatory approval to establish an office; or (ii) solicit or take any other action intended to cause any customer of Cape Bank to terminate an existing business or commercial relationship with Cape Bank.

Grants of Plan-Based Awards
The following table sets forth certain information pertaining to stock option awards granted to the Named Executive Officers named in the Summary Compensation in 2010.

			All Other
			Option
		All Other Stock	Awards:
		Awards:	Number of	Exercise or
		Number of	Securities	Base Price	Grant Date Fair
		Shares of Stock	Underlying	of Option	Value of Stock
		or Units	Options	Awards	and Option
Name	Grant Date	(#)	(#)(1)	($/Share)	Awards

Michael D. Devlin	06/15/2010	—	300,000	7.27	987,000
Guy Hackney	06/15/2010	—	60,000	7.27	197,400
Robert J. Boyer	06/15/2010	—	120,000	7.27	394,800
Michele Pollack	06/15/2010	—	60,000	7.27	197,400
James F. McGowan, Jr.	06/15/2010	—	60,000	7.27	197,400

(1)	All stock options vest in five equal annual installments commencing on the first anniversary of the date of grant, e.g. June 15, 2011, and continuing on each anniversary through June 15, 2015.
Outstanding Equity Awards at 2010 Fiscal Year-End
The following table sets forth certain information pertaining to unexercised unearned options awarded to the named executive officers named in the Summary Compensation Table at the fiscal year end December 31, 2010. The number of options held at December 31, 2010 includes options granted under the Cape Bancorp, Inc. 2008 Equity Incentive Plan.

			Equity
			Incentive
			Plan Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option
	Options	Options	Unearned	Exercise	Option
	(#)	(#)	Options	Price	Expiration
Name	Exercisable	Unexercisable	(#)	($)	Date

Michael D. Devlin	—	300,000	—	7.27	06/20/2020
Guy Hackney	—	60,000	—	7.27	06/20/2020
Robert J. Boyer	—	120,000	—	7.27	06/20/2020
Michele Pollack	—	60,000	—	7.27	06/20/2020
James F. McGowan, Jr.	—	60,000	—	7.27	06/20/2020
Pension Benefits
The following table sets forth the actuarial present value of each Named Executive Officer’s accumulated benefit under our qualified pension benefit plan that was frozen as of December 31, 2008, along with the number of years of credited service. Messrs. Devlin, Hackney, McGowan and Ms. Pollack do not participate in the pension benefit plan.

			Present Value of	Payments
			Accumulated	During Last
		Number of Years	Benefit	Fiscal Year
Name and Principal Position	Plan Name	Credited Service	($)	($)

Robert J. Boyer Executive Vice President and Chief Operating Officer (Former Chief Financial Officer)	Qualified Pension Plan	27.3	734,000	—

Defined Benefit Plan. Cape Bank was an active participant in the Pentegra Defined Benefit Plan for Financial Institutions, a multiple-employer defined benefit plan for the benefit of its employees. The plan was amended to freeze benefit accruals commencing January 1, 2009. Accordingly, no employees became eligible to participate in the plan after December 31, 2008. Previously, participants became vested in their retirement benefit upon completion of five years of employment, providing that participants who reached age 65 automatically became 100% vested, regardless of the number of completed years of employment. Future payments of benefits under the plan are made in the form of a life annuity with 120 monthly payments guaranteed unless one of the optional forms of distribution is selected. Upon termination of employment at or after age 65, a participant is entitled to an annual normal retirement benefit equal to 1.75% multiplied by the number of years of benefit service prior to the freeze date, multiplied by the participant’s average annual salary for the five highest paid consecutive years of benefit service prior to the date of the freeze. Participants who terminated employment prior to age 65 are entitled to an early retirement benefit. The retirement benefit payable at age 65 is equal to the vested amount of the normal retirement benefit accrued at the participant’s termination date. Payments may commence as early as age 45, in which case the retirement benefit otherwise payable at age 65 is reduced by applying an early retirement factor based on the participant’s age when payments begin. Normal and early retirement benefits are payable over the longer of the lifetime of the retiree or 120 monthly installments. The participant or beneficiary may elect to have benefits paid in any other form permitted by the plan, including various annuities or a lump sum payment. In the event a participant dies while in active service, his/her beneficiary will be entitled to a lump sum death benefit equal to 100 times the participant’s projected monthly benefit.
Potential Payments Upon Termination or Change in Control — Employment Agreements
The following table sets forth estimates of the amounts that would be payable to our Named Executive Officers, under their employment agreements or change in control agreements and stock option agreements in the event of their termination of employment on December 31, 2010, under designated circumstances. The table does not include vested or accrued benefits under any tax-qualified benefit plan that are disclosed elsewhere in this proxy statement. The estimates shown are highly dependent on a variety of factors, including but not limited to the date of termination, interest rates, federal, state, and local tax rates, and compensation history. Actual payments due could vary substantially from the estimates shown. We consider each termination scenario listed below to be exclusive of all other scenarios and do not expect that any of our executive officers would be eligible to collect the benefits shown under more than one termination scenario. If an executive officer is terminated for “cause” as defined in the employment agreement or change in control agreement, the Company has no contractual payment or other obligations under the employment agreement or change in control agreement.

	Mr.		Mr.		Mr.		Ms.		Mr.
	Devlin		Boyer		Hackney		Pollack		McGowan

Discharge Without Cause or Resignation With Good Reason — no Change in Control
Salary (lump sum)	$600,000	(1)	$675,000	(5)	$—		$—		$—
Bonus (lump sum)	4,895		41,310		—		—		—
401(k) contributions (lump sum)	—		29,400		—		—		—
ESOP contributions (lump sum)	—		30,269		—		—		—
Medical, dental and life insurance benefits	8,733		32,029		—		—		—
Acceleration of vesting of stock options	—		—		—		—		—

Total	$613,628		$808,008		$0		$0		$0

Discharge Without Cause or Resignation With Good Reason — Change in Control Related
Salary (lump sum)	$600,000	(1)	$675,000	(5)	$320,000	(8)	$380,000	(8)	$350,000	(8)
Bonus (lump sum)	4,895		41,310		5,945		—		—
401(k) contributions (lump sum)	—		29,400		—		—		—
ESOP contributions (lump sum)	—		30,267		—		—		—
Medical, dental and life insurance benefits	8,733		32,029		4,829		18,961		40,583
Acceleration of vesting of stock options	369,000	(3)	147,600	(3)	73,800	(3)	73,800	(3)	73,800	(3)

Total	$982,628		$955,606		$404,574		$472,761		$464,383

Disability
Salary continuation	$—		$650,000	(6)	$—		$—		$—
Medical, dental and life insurance benefits	8,733	(2)	76,077		—		—		—
Acceleration of vesting of stock options	369,000	(3)	147,600	(3)	73,800	(3)	73,800	(3)	73,800	(3)

Total	$377,733		$873,677		$73,800		$73,800		$73,800

Death
Salary (lump-sum payment)	$—		$225,000	(7)	$—		$—		$—
Medical, dental and life insurance benefits	3,915	(4)	7,468		—		—		—
Acceleration of vesting of stock options	369,000	(3)	147,600	(3)	73,800	(3)	73,800	(3)	73,800	(3)

Total	$372,915		$380,068		$73,800		$73,800		$73,800

(1)	In the event of termination without cause (including a termination without cause following a change in control), Mr. Devlin’s employment agreement provides for a payment of two times base salary ($300,000) due for the remaining unexpired term and the average bonus ($4,895) earned (other than signing and retention bonuses) during the three (3) years prior to the year in which the termination occurs, plus non-taxable medical and dental coverage and life insurance coverage substantially comparable to the coverage maintained by Cape Bank for executive prior to termination of employment for a period of two years of approximately ($8,733).

(2)	In the event of disability, Mr. Devlin’s employment agreement provides that he will be entitled the non-taxable medical and dental coverage and life insurance coverage substantially comparable to the coverage maintained by Cape Bank for executive prior to disability for a period of two years of approximately ($8,733).

(3)	Amounts represent the value of unvested stock option awards at December 31, 2010 equal to 300,000 options, 120,000 options, 60,000 options, 60,000 options, and 60,000 options for Mr. Devlin, Mr. Boyer, Mr. Hackney, Ms. Pollack and Mr. McGowan, respectively, multiplied by $1.23 per option. The $1.23 value of each option represents the closing price of the Company’s stock on December 31, 2010 of $8.50 per share less the option exercise price of $7.27 per share.

(4)	In the event of his death, Mr. Devlin’s beneficiary, legal representative, or estate would be entitled the non-taxable medical and dental coverage substantially comparable to the coverage maintained by Cape Bank for executive prior to death for a period of one year of approximately ($3,915).

(5)	In the event of termination without cause (including a termination without cause following a change in control), Mr. Boyer’s employment agreement provides for a payment equal to three times the sum of the highest base salary ($225,000) plus highest bonus paid in last three completed fiscal years ($13,770), plus a lump sum cash payment equal to the contributions to which executive would have been entitled under any tax qualified defined contribution plans, such as the 401(k) plan ($9,800) and ESOP ($10,089) plus the excess of the present value of the benefit to which executive would have been entitled under the tax-qualified defined benefit plan sponsored by Cape Bank if executive had continued to work for 36 months after the effective date of the termination ($0), plus non-taxable medical and dental coverage and life insurance coverage substantially comparable to the coverage maintained by Cape Bank for executive prior to termination of employment (approximately $32,029). The tax qualified defined benefit plan was frozen effective December 31, 2008 and there is no additional benefit available upon termination.

(6)	In the event of disability, Mr. Boyer’s employment agreement provides that he will be entitled to his base salary ($225,000) for the longer of the remaining term (3 years) of the employment agreement or one year, reduced by benefits paid under any disability policy ($25,000), plus life, medical and dental coverage until the earlier of (i) return to full-time employment, (ii) age 65 or (iii) death. If such benefits were provided to age 65, we estimate their value to be approximately ($76,077).

(7)	In the event of his death, Mr. Boyer’s beneficiary, legal representative, or estate would be entitled to his base salary ($225,000) for a period of one year and his family would be entitled to medical and dental coverage for one year ($7,468).

(8)	In the event of termination without cause (including a termination without cause following a change in control), Mr. Hackney’s, Ms. Pollack’s and Mr. McGowan’s change in control agreements provide for a severance payment equal to two years or 2 times base salary ($160,000, $190,000 and $175,000 respectively), and the average bonus ($5,945, $0, $0 respectively) earned during the three (3) years prior to the year in which the termination occurs, plus non-taxable medical and dental coverage and life insurance coverage for a period of two (2) years, of approximately ($4,829, $18,961 and $40,583 respectively).

Director Compensation
The following table provides the compensation received by individuals who served as non-employee directors of Cape Bank during 2010.

	Fees Earned or	Stock	Option	Non-Equity Incentive	All Other
	Paid in Cash	Awards	Awards	Plan Compensation	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)	($)	($)

Mark A. Benevento	6,504	—	—	—	—	6,504
Agostino R. Fabietti	27,250	10,560	10,089	—	—	47,899
Robert F. Garrett, III	34,700	10,560	10,089	—	—	55,349
Frank J. Glaser	32,650	10,560	10,089	—	—	53,299
Roy Goldberg	6,504	—	—	—	—	6,504
Louis H. Griesbach, Jr.	38,800	—	—	—	—	38,800
David C. Ingersoll, Jr.	31,650	10,560	10,089	—	—	52,299
Joanne D. Kay	26,500	10,560	10,089	—	—	47,149
James J. Lynch	28,750	10,560	10,089	—	—	49,399
Matthew J. Reynolds	30,700	10,560	10,089	—	—	51,349
Thomas K. Ritter	35,000	10,560	10,089	—	—	55,649

(1)	Comprised of stipend, committee fees, and Chairman’s fees of $7,600 in the case of Director Garrett.

(2)	Messrs. Fabietti, Garrett, Glaser, Ingersoll, Kay, Lynch, Reynolds and Ritter were granted 1,375 Restricted Stock on July 1, 2010 with 275 vesting on July 1, 2011; 275 vesting on July 1, 2012; 275 vesting on July 1, 2013; 275 vesting on July 1, 2014 and 275 vesting on July 1, 2015. The amount reflected in this column is the grant date fair value of the Restricted Stock awards, determined in accordance with the stock based accounting rules under FASB ASC Topic 718. Under these rules the grant date fair value of the Restricted Stock is its closing price on the date of the award, multiplied times the number of shares owned.

(3)	Messrs. Fabietti, Garrett, Glaser, Ingersoll, Kay, Lynch, Reynolds and Ritter were granted 2,950 Stock Options on July 1, 2010 with 590 vesting on July 1, 2011; 590 vesting on July 1, 2012; 590 vesting on July 1, 2013; 590 vesting on July 1, 2014 and 590 vesting on July 1, 2015. The amount reflected in this column reflects the grant date fair value of the Stock Options awarded on July 1, 2010. The grant date fair value of the stock option awards has been computed in accordance with the stock based accounting rules under FASB ASC Topic 718. A discussion of the assumptions used in calculating the award values may be found at Note 13 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010.
Stipend and Meeting Fees For Non-Employee Directors. For 2010, non-employee directors of Cape Bank were paid an annual stipend of $22,500 (payable bi-weekly) except for Mr. Griesbach who was paid an annual stipend of $25,000 (as a result of non-participation in the stock and option awards) as well as a range of $350 to $500 for a committee meeting. Directors do not receive any additional fees for their service on the Board of Directors of Cape Bancorp, Inc.
Director Retirement Plan. In 2008, the Bank froze the Director’s Retirement Plan. This previously amended and restated retirement plan was represented by individual agreements with the directors. In accordance with each director’s retirement agreement, the director was entitled to a normal retirement benefit upon termination of service on or after the director’s normal retirement age, equal to 2.5% times the director’s years of service with Cape Bank (not to exceed a benefit equal to 50%) of the average of the greatest fees earned by a director during any five consecutive calendar years. This benefit was payable to the director in equal monthly installments for a period of 10 years or the director’s lifetime, whichever was greater. Subsequent to Mr. Griesbach’s retirement in April 2011, he will begin receiving a benefit from this plan commencing May 1, 2011.

Transactions with Directors and Management
Loans and Extensions of Credit. The aggregate amount of loans by Cape Bank to its executive officers and directors, and their affiliates, was $14.6 million at December 31, 2010. As of that date, all of these loans were performing according to their original terms. Cape Bank had a policy of offering a 100 basis point interest rate discount to its employees (including officers) for loans on their primary residence. Effective December 31, 2008, this policy was discontinued. No such discounted loans were offered by Cape Bank to its directors. The outstanding loans made to our directors and members of their immediate families were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Cape Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.
Set forth below is certain information for the loans made by Cape Bank to its Named Executive Officers who were indebted to Cape Bank at any time since January 1, 2009, and participated in the above-referenced benefit program. This program was generally available to all other employees and does not give preference to any executive officer over any other employee, until its discontinuance at December 31, 2008. All loans are secured loans and designated as residential loans are first mortgage loans secured by the borrower’s principal place of residence. Mr. Hackney chose not to participate in the employee discount loan program.

				Highest		Interest Rate
			Original	Balance	Balance on	On
		Date	Loan	During	December 31,	December 31,
Name of Individual	Loan Type	Originated	Amount ($)	Fiscal 2010 ($)	2010 ($)	2010
Robert J. Boyer	Residential	3/7/03	310,000	190,323	171,783	3.50%
Guy Hackney	Residential	4/9/03	130,000	49,757	36,674	4.75%
Other Transactions. Robert F. Garrett, III, Joanne D. Kay, in addition to their duties as directors of Cape Bancorp and Cape Bank, are practicing attorneys with the law firms of Loveland and Garrett, and Kay and Kay, respectively, who perform legal work directly for Cape Bank. During the year ended December 31, 2010, Ms. Kay’s law firm received fees of approximately $137,000 for legal work related to bank loans in the process of foreclosure and Mr. Garrett’s law firm received fees of approximately $1,450 for legal fees associated with the Bank. Fees paid to both law firms related to loan document preparation for property settlements involving Cape Bank customers and such fees were paid by the customers at settlement. All transactions on behalf of the Bank and its customers with these law firms were in the ordinary course of business, and the terms and fees are considered to be consistent with those prevailing at the time for comparable transactions with other persons. Frank J. Glaser, in addition to his duties as director of Cape Bancorp and Cape Bank, is the owner of James Candy Company. Mr. Glaser’s company received approximately $2,390 in fees for services provided.
Indemnification for Directors and Officers
Cape Bancorp’s bylaws provide that Cape Bancorp shall indemnify all officers, directors and employees of Cape Bancorp to the fullest extent permitted under Maryland law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of Cape Bancorp. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under Maryland law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Cape Bancorp pursuant to its bylaws or otherwise, Cape Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore, is, unenforceable.

PROPOSAL II—ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Compensation Discussion and Analysis beginning on page 11 of this Proxy Statement describes Cape Bancorp, Inc.’s executive compensation programs and the compensation decisions made by the Compensation Committee with respect to the Chief Executive Officer and other officers named in the Summary Compensation Table (who are referred to as the “named executive officers”). Pursuant to recently adopted Section 14A of the Exchange Act, the Board of Directors is requesting stockholders to cast a non-binding advisory vote on the following resolution:
“RESOLVED” that the stockholders of Cape Bancorp, Inc. (“Cape”) approve the compensation paid to Cape’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative accompanying the tables.”
Cape Bancorp, Inc.’s executive compensation program is based on a pay for performance philosophy that is designed to support Cape Bancorp, Inc.’s business strategy and align the interests of its executives with its stockholders. The Board of Directors believes that the link between compensation and the achievement of its long- and short-term business goals has helped Cape Bancorp, Inc.’s financial performance over time, while not encouraging excessive risk-taking by management.
For these reasons, the Board of Directors is requesting stockholders to support this proposal. While this advisory vote is non-binding, the Compensation Committee and the Board of Directors value the views of the stockholders and will consider the outcome of this vote in future executive compensation decisions.
CAPE BANCORP, INC.’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
OF THE COMPENSATION OF CAPE’S NAMED EXECUTIVE OFFICERS

PROPOSAL III—ADVISORY VOTE ON THE FREQUENCY OF EXECUTIVE
COMPENSATION ADVISORY VOTES
In Proposal II, stockholders are being asked to cast a non-binding advisory vote with respect to the compensation of Cape Bancorp, Inc.’s named executive officers. This advisory vote is referred to as a “say-on-pay” vote. Pursuant to recently adopted Section 14A of the Exchange Act, this Proposal III, the Board of Directors is requesting stockholders to cast a non-binding advisory vote on how frequently say-on-pay votes should be held in the future. Stockholders will be able to cast their votes on whether to hold say-on-pay votes every one, two or three years. Alternatively, you may abstain from casting a vote. We will ask you to vote on an advisory basis on the frequency of the say-on-pay vote once every six years.
After careful consideration, the Board of Directors recommends that future stockholder “say-on-pay” advisory votes on executive compensation be conducted every year. The determination was based upon the premise that Named Executive Officer compensation is evaluated, adjusted and approved on an annual basis by the Board of Directors upon a recommendation from the Compensation Committee and the belief that investor sentiment should be a factor taken into consideration by the Compensation Committee in making its annual recommendation.
Although the Board of Directors recommends a “say-on-pay” vote every year, stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove of the Board of Directors’ recommendation.
Although this advisory vote is not binding on the Board of Directors, the Board believes that an annual say-on-pay vote is appropriate in order for stockholders to annually express their views on executive compensation.
CAPE BANCORP, INC.’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
OF ANNUAL SAY-ON-PAY STOCKHOLDER VOTES

PROPOSAL IV — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Our independent registered public accounting firm for the year ended December 31, 2010 was KPMG LLP. Our Audit Committee has approved the engagement of KPMG LLP to be our independent registered public accounting firm for the year ending December 31, 2011. At the annual meeting, the stockholders will consider and vote on the ratification of the engagement of KPMG LLP for the year ending December 31, 2011. A representative of KPMG LLP is expected to attend the annual meeting to respond to appropriate questions and to make a statement if he/she so desires.
Stockholder ratification of the selection of KPMG LLP is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interest of Cape Bancorp, Inc. and its stockholders.
Audit Fees
Set forth below is certain information concerning aggregate fees billed for professional services rendered by KPMG LLP during the year ended December 31, 2010 and 2009.
The aggregate fees included in the Audit Fees category were fees billed for the calendar years for the audit of our annual financial statements and the review of our quarterly financial statements. The aggregate fees included in each of the other categories were fees billed in the stated periods.

	Year Ended	Year Ended
	December 31, 2010	December 31, 2009

Audit Fees	$233,973	$237,856
Audit-Related Fees	57,500	55,313
Tax Fees	—	4,100
All Other Fees	14,000	6,805
Audit Fees. Audit fees of $233,973 for the year ended December 31, 2010 and $237,856 for the year ended December 31, 2009 were for professional services rendered for the audits of our consolidated financial statements, review of the financial statements included in our quarterly reports on Form 10-Q and the audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010.
Audit-Related Fees. Audit-related fees of $32,400 for the year ended December 31, 2010 and $31,500 for the year ended December 31, 2009 were for services related to benefit plans and $5,100 for the year ended December 31, 2010 and $23,813 for the year ended December 31, 2009 were for services related to an SEC Comment Letter. Additionally, audit related fees of $12,500 and $7,500 for the year ended December 31, 2010 were for services related to a consent from Crowe Horwath LLP to publish previously audited financials and for a deferred tax allowance review, respectively. Such fees for 2010 and 2009 were reasonably related to the performance of the audit of and review of the financial statements and are not already reported in “Audit Fees” above.
Tax Fees. Cape Bancorp determined that the independent registered public accounting firm would not perform the preparation and filing of it’s corporate tax returns, tax compliance and other tax-related services for 2010 or 2009. Tax fees of $4,100 for the year ending December 31, 2009 were for services related to tax compliance and tax planning.
All Other Fees. Other fees totaled $14,000 for the year ended December 31, 2010 and $6,805 for the year ended December 31, 2009. Such fees were for merger integration and audit opinion reissuance due to a change in auditors.

The Audit Committee has considered whether the provision of non-audit services, which relate primarily to tax consulting services rendered, is compatible with maintaining the independence of KPMG LLP. The Audit Committee concluded that performing such services does not affect the independence of KPMG LLP in performing its function as our independent registered public accounting firm.
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, either by approving an engagement letter prior to the engagement or pursuant to a pre-approval policy with respect to particular services. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All audit-related fees, tax fees and all other fees described above were approved either as part of our engagement of KPMG LLP or pursuant to the pre-approval policy described above.
In order to ratify the selection of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2011, the proposal must receive a majority of the votes represented at the annual meeting, without regard to broker non-votes, in favor of such ratification.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED
AT AN ANNUAL MEETING
Our Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board of Directors, the stockholder must give written notice to our Secretary not less than 90 days prior to the date of our proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 20 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be received not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of (A) the 90th day prior to the date of such annual meeting or (B) the tenth day following the first to occur of (i) the day on which notice of the date of the annual meeting was mailed or otherwise transmitted or (ii) the day on which we first make public announcement of the date of the annual meeting. The notice must include the stockholder’s name, record address, and number of shares owned; describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require us to include in the proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.
Advance written notice of business or nominations to the Board of Directors to be brought before the 2012 Annual Meeting of Stockholders must be given to us no later than January 31, 2012. The date on which the 2012 Annual Meeting of Stockholders is expected to be held is April 30, 2012.
STOCKHOLDER PROPOSALS
In order to be eligible for inclusion in our proxy materials for our 2012 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at our executive office, 225 North Main Street, Cape May Court House, New Jersey 08210, no later than January 31, 2012. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.
OTHER MATTERS
The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the annual meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

MISCELLANEOUS
The cost of solicitation of proxies will be borne by Cape Bancorp, Inc. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares of common stock. In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies personally, by telegraph, telephone or other forms of communication without additional compensation. A copy of our Annual Report on Form 10-K for the year ended December 31, 2009 is available on our website at www.capebanknj.com. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing to us.
BY ORDER OF THE BOARD OF DIRECTORS
/s/ Joan B. Ditmars
Joan B. Ditmars
Corporate Secretary
Cape May Court House, New Jersey
March 23, 2011

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY CAPE BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS
APRIL 26, 2011
10:00 A.M., LOCAL TIME
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS
The undersigned hereby appoints the official proxy committee of Cape Bancorp, Inc. (the “Company”), consisting of Robert F. Garrett, III, and Frank J. Glaser or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on April 26, 2011 at 10:00 a.m., local time, at The Cape Bank Conference Center, 211 North Main Street, Cape May Court House, New Jersey, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

			With-	For All
		For	hold	Except
1. The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).		☐	☐	☐

Agostino R. Fabietti, Roy Goldberg, Joanne D. Kay, and James J. Lynch

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2. The ratification of the appointment of KPMG LLP as independent registered public accounting firm of Cape Bancorp, Inc. for the fiscal year ending December 31, 2011.		For ☐	Against ☐	Abstain ☐

3. The advisory (non-binding) vote to approve the Company’s executive compensation.		For ☐	Against ☐	Abstain ☐

4. A non-binding proposal to give advice with respect to the frequency that stockholders will vote on our executive compensation programs and policies.	Every Year ☐	Every Two Years ☐	Every Three Years ☐	Abstain ☐

5. The transaction of such other business as may properly come before the Annual Meeting, and any adjournments or postponement thereof.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE LISTED PROPOSAL.
This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the Proxy Committee of the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the meeting.

     Detach above card, sign, date and mail in postage paid envelope provided.
CAPE BANCORP, INC.
PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
The above signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders, a Proxy Statement and an Annual Report to Stockholders.
Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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